Exhibit 99.1

FOR IMMEDIATE RELEASE:

April 5, 2010

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Regains Compliance with NASDAQ Listing Rules

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today announced that it has received notice from the NASDAQ Stock Market (“NASDAQ”) that the company is in compliance with the periodic filing requirement and this matter has been closed. As previously reported, the company received a letter on November 19, 2009 from the NASDAQ notifying the company that it had violated NASDAQ Listing Rule 5250(c)(1) when it filed its Quarterly Report on Form 10-Q for the period ended September 30, 2009 because the filing wasn’t reviewed in accordance with Statement of Auditing Standards No. 100. In response to a compliance plan submitted by the company, NASDAQ granted an exception to enable the company to regain compliance by May 17, 2010.

“With the filing of our Q3 2009 10-Q/A, we’ve regained compliance with the NASDAQ’s listing rules,” commented Overstock.com President Jonathan Johnson. “We appreciate how easy it was to work with NASDAQ, and it is nice to be in good standing again.”

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Our Form 10-K for the year ended December 31, 2009 and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in any projections, estimates or forward-looking statements.